EXHIBIT 99.1

Garmin announces first quarter results

Company reports strong double-digit revenue and operating income growth

Schaffhausen, Switzerland / April 28, 2021/ Business Wire – Garmin® Ltd. (NASDAQ: GRMN), today announced results for the first quarter ended March 27, 2021.

Highlights for first quarter 2021 include:

•
Total revenue of $1.07 billion, a 25% increase over the prior year quarter led by double-digit growth in the fitness, outdoor, marine and auto segments
•
Gross margin improved to 59.8% compared to 59.2% in the prior year quarter
•
Operating margin improved to 23.3% compared to 20.7% in the prior year quarter
•
Operating income of $250 million, a 41% increase over the prior year quarter
•
GAAP EPS was $1.14 and pro forma EPS(1) was $1.18, representing 30% growth in pro forma EPS over the prior year quarter
•
Launched Lily™, our smallest and most fashionable smartwatch
•
Expanded our market reach to serve endurance athletes with the launch of EnduroTM
•
Entered the powersports market with an all-new assortment of products including the rugged Tread™ power sport navigator, the PowerSwitch digital switching system and the BC 40 wireless camera
•
Garmin Autoland named a 2020 finalist for the esteemed Robert J. Collier Trophy

(In thousands, except per share information)	13-Weeks Ended
	March 27,	March 28,	YoY
	2021	2020	Change
Net sales	$1,072,327	$856,108	25%
Fitness	308,125	223,601	38%
Outdoor	256,455	175,102	46%
Aviation	173,889	188,599	(8)%
Marine	209,372	163,005	28%
Auto	124,486	105,801	18%

Gross margin %	59.8%	59.2%

Operating income %	23.3%	20.7%

GAAP diluted EPS	$1.14	$0.84	36%
Pro forma diluted EPS(1)	$1.18	$0.91	30%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“Broad momentum across our business segments resulted in strong double-digit revenue and profit growth,” said Cliff Pemble, President and CEO of Garmin. “Interest in fitness, health, and active lifestyle products has never been higher, and we believe that we are well positioned to capitalize on the opportunities ahead.”

Fitness:

Revenue from the fitness segment grew 38% in the first quarter driven by strong demand for our cycling and advanced wearables products. Gross margin and operating margin were 56% and 24%, respectively, resulting in 138% operating income growth. During the quarter, we launched Lily, our smallest and most fashionable smartwatch to-date. We also launched the RallyTM series of power meters including a version designed specifically for off-road cycling, representing a new market opportunity.

Outdoor:

Revenue from the outdoor segment grew 46% in the first quarter with growth across all categories led by strong demand for adventure watches. Gross margin and operating margin were 67% and 36%, respectively, resulting in 97% operating income growth. During the quarter, we launched Enduro, a new adventure watch built for endurance racing with up to 80 hours of continuous operation in GPS mode while harvesting power from the sun. We also expanded the Approach® family of golf tracking devices with the launch of three new products, each offering exemplary battery life and designed to benefit golfers of every skill level.

Aviation:

Revenue from the aviation segment declined 8% in the first quarter primarily due to reduced contributions from ADS-B products. Gross margin and operating margin were 73% and 26%, respectively. During the quarter, the Garmin G3000® integrated flight deck was selected by Joby Aviation for its all-electric vertical takeoff and landing (eVTOL) aircraft. In addition, we recently received additional GFC 500/600 autopilot certifications, providing superior autopilot performance, greater reliability, and tremendous safety benefits to a growing number of aircraft models.

Marine:

Revenue from the marine segment grew 28% in the first quarter with growth across multiple categories. Gross margin and operating margin were 58% and 29%, respectively, resulting in 53% operating income growth. During the quarter, we experienced strong demand for chartplotters and Panoptix™ LiveScope™ sonars as customers prepare their boats for the upcoming season.

Auto:

Revenue from the auto segment grew 18% during the first quarter primarily driven by OEM programs and growth in consumer specialty categories. Gross margin was 39%, and we recorded an operating loss of $24 million in the quarter driven by investments in OEM programs. During the quarter, we entered the powersports market with the launch of the new Tread power sport navigator, the PowerSwitch digital switching system and BC 40 wireless camera. This trio of solutions helps recreational off-roaders find their way while staying connected, control electrical systems on the vehicle, and monitor their surroundings.

Additional Financial Information:

Total operating expenses in the first quarter were $392 million, a 19% increase over the prior year. Research and development increased by 23%, primarily due to engineering personnel costs across all segments and other expenses related to auto OEM programs. Selling, general and administrative expenses increased 15%, driven primarily by personnel related expenses and information technology costs. Advertising increased 16% driven primarily by higher spend in the fitness and outdoor segments.

The effective tax rate in the first quarter was 12.2% compared to 9.3% in the prior year quarter. The year-over-year increase in the effective tax rate is primarily due to a larger amount of reserve releases in the prior year.

In the first quarter of 2021, we generated approximately $331 million of free cash flow(1) and paid a quarterly dividend of approximately $117 million. We ended the quarter with cash and marketable securities of approximately $3.2 billion.

As announced in February 2021, the Board has recommended to the shareholders for approval at the annual meeting to be held on June 4, 2021 a cash dividend in the total amount of $2.68 per share (subject to adjustment if the Swiss Franc weakens more than 35% relative to the USD), payable in four equal installments on dates to be approved by the Board. The final $0.61 installment of the dividend approved at the 2020 annual meeting was paid on March 31, 2021 to shareholders of record as of March 15, 2021.

(1)
See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including free cash flow.

2021 Guidance:

We are maintaining our 2021 guidance for revenue of approximately $4.6 billion and pro forma EPS of $5.15 (see discussion on Forward-looking Financial Measures).

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, April 28, 2021 at 10:30 a.m. Eastern
Where:	https://www.garmin.com/en-US/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until April 27, 2022 on the Garmin website at www.garmin.com. To access the replay, click on the Investors link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates,” “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s expected fiscal 2021 GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, currency movements, expenses, pricing, new products launches, market reach, statements relating to possible future dividends, statements related to the ongoing impact of the COVID-19 pandemic, and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in both the Annual Report on Form 10-K for the year ended December 26, 2020 and the Quarterly Report on Form 10-Q for the quarter ended March 27, 2021 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2020 Form 10-K and the Q1 2021 Form 10-Q can be downloaded from https://www.garmin.com/en-US/investors/sec/. All information provided in this release and in the attachments is as of March 27, 2021. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company's use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, Approach and G3000 are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. Enduro, Lily, Rally and Tread are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Carly Hysell
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended
	March 27,	March 28,
	2021	2020
Net sales	$1,072,327	$856,108
Cost of goods sold	430,771	349,168
Gross profit	641,556	506,940

Advertising expense	31,061	26,880
Selling, general and administrative expense	157,622	137,186
Research and development expense	203,214	165,392
Total operating expense	391,897	329,458

Operating income	249,659	177,482
Other income (expense):
Interest income	7,652	12,026
Foreign currency losses	(8,281)	(15,423)
Other income	1,484	3,550
Total other income (expense)	855	153

Income before income taxes	250,514	177,635
Income tax provision	30,485	16,455
Net income	$220,029	$161,180

Net income per share:
Basic	$1.15	$0.84
Diluted	$1.14	$0.84

Weighted average common shares outstanding:
Basic	191,896	190,803
Diluted	192,810	191,684

Garmin Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share information)

	March 27, 2021	December 26, 2020
Assets
Current assets:
Cash and cash equivalents	$1,599,475	$1,458,442
Marketable securities	342,656	387,642
Accounts receivable, net	558,192	849,469
Inventories	837,934	762,084
Deferred costs	18,175	20,145
Prepaid expenses and other current assets	201,488	191,569
Total current assets	3,557,920	3,669,351

Property and equipment, net	861,382	855,539
Operating lease right-of-use assets	92,942	94,626
Marketable securities	1,212,798	1,131,175
Deferred income taxes	248,852	245,455
Noncurrent deferred costs	14,520	16,510
Intangible assets, net	822,229	828,566
Other assets	189,086	190,151
Total assets	$6,999,729	$7,031,373

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$250,789	$258,885
Salaries and benefits payable	148,558	181,937
Accrued warranty costs	39,288	42,643
Accrued sales program costs	64,557	109,891
Deferred revenue	83,891	86,865
Accrued advertising expense	23,805	31,950
Other accrued expenses	137,968	149,817
Income taxes payable	67,064	68,585
Dividend payable	117,205	233,644
Total current liabilities	933,125	1,164,217

Deferred income taxes	117,596	116,844
Noncurrent income taxes	95,505	92,810
Noncurrent deferred revenue	44,856	49,934
Noncurrent operating lease liabilities	74,741	75,958
Other liabilities	18,079	15,494

Stockholders’ equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 192,144 shares outstanding at March 27, 2021 and 191,571 shares outstanding at December 26, 2020	17,979	17,979
Additional paid-in capital	1,892,934	1,880,354
Treasury stock	(309,522)	(320,016)
Retained earnings	3,974,184	3,754,372
Accumulated other comprehensive income	140,252	183,427
Total stockholders’ equity	5,715,827	5,516,116
Total liabilities and stockholders’ equity	$6,999,729	$7,031,373

Garmin Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	13-Weeks Ended
	March 27, 2021	March 28, 2020
Operating Activities:
Net income	$220,029	$161,180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23,988	18,198
Amortization	12,902	10,006
Loss (gain) on sale or disposal of property and equipment	133	(1,846)
Unrealized foreign currency losses	7,277	16,856
Deferred income taxes	497	10,378
Stock compensation expense	22,698	15,559
Realized loss (gain) on marketable securities	22	(272)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	281,524	197,157
Inventories	(87,450)	(47,318)
Other current and non-current assets	(13,710)	(4,367)
Accounts payable	(3,470)	(39,851)
Other current and non-current liabilities	(95,977)	(98,219)
Deferred revenue	(7,998)	(10,078)
Deferred costs	3,945	3,511
Income taxes payable	3,952	(5,020)
Net cash provided by operating activities	368,362	225,874

Investing activities:
Purchases of property and equipment	(36,894)	(41,361)
Proceeds from sale of property and equipment	—	1,907
Purchase of intangible assets	(760)	(953)
Purchase of marketable securities	(404,599)	(344,342)
Redemption of marketable securities	354,039	311,935
Acquisitions, net of cash acquired	(15,893)	(6,058)
Net cash used in investing activities	(104,107)	(78,872)

Financing activities:
Dividends	(116,655)	(108,571)
Proceeds from issuance of treasury stock related to equity awards	17,657	—
Purchase of treasury stock related to equity awards	(17,281)	(11,580)
Net cash used in financing activities	(116,279)	(120,151)

Effect of exchange rate changes on cash and cash equivalents	(6,488)	(5,602)

Net increase in cash, cash equivalents, and restricted cash	141,488	21,249
Cash, cash equivalents, and restricted cash at beginning of period	1,458,748	1,027,638
Cash, cash equivalents, and restricted cash at end of period	$1,600,236	$1,048,887

The following table includes supplemental financial information for the consumer auto and auto OEM operating segments that management believes is useful.

Garmin Ltd. and Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment
(In thousands)

					Auto
	Fitness	Outdoor	Aviation	Marine	Total Auto	Consumer Auto	Auto OEM	Total
13-Weeks Ended March 27, 2021

Net sales	$308,125	$256,455	$173,889	$209,372	$124,486	$62,395	$62,091	$1,072,327
Gross profit	173,545	171,676	126,182	121,379	48,774	31,964	16,810	641,556
Operating income (loss)	73,736	93,030	44,868	61,564	(23,539)	8,398	(31,937)	249,659

13-Weeks Ended March 28, 2020

Net sales	$223,601	$175,102	$188,599	$163,005	$105,801	$59,013	$46,788	$856,108
Gross profit	112,325	112,258	138,808	94,210	49,339	28,112	21,227	506,940
Operating income (loss)	31,011	47,166	59,321	40,159	(175)	3,213	(3,388)	177,482

Garmin Ltd. and Subsidiaries
Net Sales by Geography
(In thousands)

	13-Weeks Ended
	March 27,	March 28,	YoY
	2021	2020	Change
Net sales	$1,072,327	$856,108	25%
Americas	503,691	427,401	18%
EMEA	399,508	299,867	33%
APAC	169,128	128,840	31%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma effective tax rate, pro forma net income (earnings) per share and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods. In the first quarter 2021 and 2020, there were no such discrete tax items identified. The net release of other uncertain tax position reserves, amounting to less than $0.1 million and approximately $4.1 million in the first quarter ended March 27, 2021 and March 28, 2020, respectively, have not been identified as pro forma adjustments as such items tend to be more recurring in nature.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

(In thousands, except per share information)	13-Weeks Ended
	March 27,	March 28,
	2021	2020
GAAP net income	$220,029	$161,180
Foreign currency losses(1)	8,281	15,423
Tax effect of foreign currency losses(2)	(1,008)	(1,429)
Pro forma net income	$227,302	$175,174

GAAP net income per share:
Basic	$1.15	$0.84
Diluted	$1.14	$0.84

Pro forma net income per share:
Basic	$1.18	$0.92
Diluted	$1.18	$0.91

Weighted average common shares outstanding:
Basic	191,896	190,803
Diluted	192,810	191,684

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains and losses was calculated using the effective tax rate of 12.2% and 9.3% for the first quarter ended March 27, 2021 and March 28, 2020, respectively.

Free cash flow

Management believes that free cash flow is an important liquidity measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operations and allows more accurate comparisons of the Company’s results between periods. This metric may also be useful to investors, but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is net cash provided by operating activities.

(In thousands)	13-Weeks Ended
	March 27,	March 28,
	2021	2020
Net cash provided by operating activities	$368,362	$225,874
Less: purchases of property and equipment	(36,894)	(41,361)
Free Cash Flow	$331,468	$184,513

Forward-looking Financial Measures

The forward-looking financial measures in our 2021 guidance provided above do not consider the potential future net effect of foreign currency exchange gains and losses, certain discrete tax items and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.04 per share for the first quarter ended March 27, 2021.

At this time, management is unable to determine whether or not significant discrete tax items will occur in fiscal 2021 or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.